Exhibit 99.1
Company Profile
•	Founded 1982

•	Four offices — two markets

•	Redding Bank of Commerce™

•	Roseville Bank of Commerce™

•	Bank of Commerce Mortgage™
Investor Highlights
•	BOCH — NASDAQ Stock

•	5% stock dividend — 1986

•	Annual cash dividends -1988

•	Two for one stock split — 1995

•	Three for one stock split — 1998

•	10% stock dividend — 2000

•	Three for one stock split — 2004

•	Quarterly cash dividends — 2005
Business Overview
Bank of Commerce Holdings (the “Holding Company”) is a financial holding company (“FHC”) registered under the Bank Holding Company Act of 1956, as amended, and was incorporated in California on January 21, 1982. The Company owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™.
Contact Information
Patrick J. Moty, President & CEO
Telephone (530) 722-3953
Samuel D. Jimenez, Chief Financial Officer
Telephone (530) 722-3952
Linda J. Miles, Chief Operating Officer
Telephone (530) 722-3955
www.bankofcommerceholdings.com
For immediate release:
Bank of Commerce Holdings™ announces Second Quarter 2009 Operating Results

REDDING, California, August 4, 2009/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $807 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today announced second quarter 2009 operating results.
“We are very pleased with our Company’s performance results this quarter— and we remain cautiously optimistic with a number of encouraging factors pointing towards economic improvement. Mortgage rates have fallen to all time lows, gas and oil prices are down more than 50% from their highest levels, and consumer sentiment is improving. We continue to focus on strengthening our balance sheet; by providing appropriate reserves, strong capital and significant liquidity,” said Patrick J. Moty, President and CEO.
2nd Quarter 2009 Highlights
•	Net Income of $1,616,000 up 78% over second quarter 2008

•	Average earning assets up $124.5 million or 20.5% over the prior year

•	Average loans up $57.3 million or 11.1% over the prior year

•	Average core deposits up $80.6 million or 19.6% over the prior year

•	Provision for loan loss of $3.1 million for the quarter

•	Total risk based capital of 12.82% at June 30, 2009

•	Diluted EPS of $0.16 compared to $0.10 over second quarter 2008
Six months 2009 Highlights
•	Net income of $2,886,000 up 35% over prior year

•	Top line revenues up $4.0 million or 19.7%

•	Diluted EPS of $0.28 compared to $0.25 prior year

•	51% Ownership Simonich Corporation —

rebranded Bank of Commerce Mortgage™

•	Provision for loan losses of $4.5 million

•	Year to date non-performing assets/total assets decreased to 1.20% compared to 2.88% a year ago

Market Data
Exchange: NASDAQ
Symbol: BOCH
Shares outstanding at 6/30/09: 8,711,495
Market Cap: $49,655,522
Recent Price : $5.00
52 week range: $3.90 — $6.52
Price/ Book (%): 91.35
SNL™ Peer Price/Book (%): 48.39
Price/Earnings (x): 21.35
SNL™ Peer Price/Earnings (x): 9.49
Dividend Yield (%): 4.89
SNL ™ Peer Avg Dividend Yield(%): 0.62%
YTD Volume traded: 198,911
Insider Ownership: 31.62%
For Questions regarding your share holdings:
Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, NJ 0706
800-368-5948
info@rtco.com
Balance Sheet
Our Company believes that 2009 and beyond may be redefining the financial services industry. During 2009 and 2008, the focus of the Company has been on strengthening the balance sheet, by providing appropriate reserves, strong capital, and significant liquidity. Our strength and security continue to compare favorably with our industry peers.
Our balance sheet increased by $32.9 million or 4.3% over year end 2008, and $160.5 million or 24.8% over the same period a year ago. During the second quarter the Company completed a business combination with Simonich Corporation d.b.a. BWC Mortgage services resulting in a 51% controlling interest in the acquired company. Mortgage loans held for sale represent warehouse lines outstanding at our subsidiary Bank of Commerce Mortgage™. Total assets acquired as a result of the business combination were $15.6 million. Additionally, the Company recorded $2.9 million in goodwill.
The loan portfolio, the single largest asset class of the Company grew by $72.0 million over year-end 2008 and $83.2 million over the same period a year ago. Included in the loan growth was the purchase of an Individual Tax Identification (“ITIN”) Mortgage loan pool with a fair value of $80.7 million.
The Company’s primary funding source, deposits, reflected increases of $11.8 million from year-end 2008 and $98.7 million year-over-year. The deposit growth was centered in time deposits; time deposits increased by $31.2 million or 12% since year-end 2008 and $77.2 million or 35% year-over-year. Management primarily attributes deposit growth to the current economic environment and our customers’ concern with alternative investments such as stocks and bonds. Therefore, it is possible that with an economic recovery, our customers could migrate back into these other asset classes.
Asset Quality
The Commercial and Industrial portfolio is performing well given the current market conditions while real estate development properties and construction related lending remains under stress. Our loan portfolio will likely continue to be influenced by weakness in real estate values, the effects of higher energy prices and higher unemployment levels.
Net charge offs were $4.4 million at June 30, 2009 compared to net charge offs of $3.0 million for the same period a year ago.
The charge-offs were in commercial and real estate development loans. One development property was taken into other real estate owned (OREO) during 2008 and one commercial lot loan was added in the second quarter 2009. OREO was $3.2 million at June 30, 2009 and zero for the same period a year ago.

The second OREO property of approximately $300,000 was sold and settled on July 22, 2009 with no loss recorded. We are committed to working with our customers to find potential solutions when our customers experience financial difficulties.
Management has taken aggressive actions in provisioning for loan losses, charging down impairments and keeping an attentive eye on expenses. As long as the U.S. economy remains weak, losses in the loan portfolio may increase. Our Company continues to take actions to enable us to navigate through this current economic and credit cycle.
Capital
The capital ratios of Redding Bank of Commerce continue to be above the well-capitalized guidelines established by bank regulatory agencies. Total risk-based capital to risk-weighted assets was 12.82% at June 30, 2009.
Net Interest Margin
Average portfolio loans, the largest component of average earning assets, increased $57.3 million or 11.08% on average compared with same period a year ago. Average securities including federal funds sold increased $68.3 million over the same period a year ago. The yield on earning assets decreased to 5.51% for the six-month period ended June 30, 2009 compared to 6.23% for the same period in the prior year. The decrease is primarily due to multiple interest rate drops on earning assets during the period.
Average interest-bearing deposits for the six-months ended June 30, 2009 increased $80.6 million or 19.6% compared with the same period in the prior year. Average non-interest bearing deposits have increased by $5.4 million or 8.11% over the prior year six-month period.
The overall cost of interest-bearing liabilities for the first six-months of 2009 was 2.00% compared with 3.25% for the first six-months of 2008. The decreased cost was primarily a result of the drop in interest rates during the period coupled with refinancing of FHLB borrowings at lower interest rates.
The net effect of the changes discussed above resulted in an increase of $3.4 million or 32.9% in net interest income for the six-month period ended June 30, 2009 from the same period in 2008. The net interest margin increased 35 basis points to 3.77% from 3.42% over the same period a year ago.
Non Performing Assets and ALLL
The Company continues to be aggressive in identifying non-performing assets. Non-performing assets decreased to 1.20% of total assets as of June 30, 2009 compared to 2.98% at December 31, 2008 and 2.88% at June 30, 2008.

Elevated provisions are associated with an aggressive reclassification of loans and management’s aggressive stance in recognizing impaired loans. The Company’s allowance for loan losses was 1.43% of total loans at June 30, 2009 and 0.98% at June 30, 2008. Year to date provisions for loan losses at June 30, 2009 were $4,481,000 compared to $1,600,000 for the same period in 2008.
The allowance for loan and lease losses totaled $8.5 million at June 30, 2009 compared to $5.0 million at June 30, 2008.
Liquidity
Our Company continues to maintain a relatively low-risk, liquid and valuable available-for-sale investment portfolio. This resource is utilized as a source of liquidity as opportunities to reposition the balance sheet present themselves. During the six months ended June 30, 2009, the Company has recorded $1.5 million in gains on sales of securities. Proceeds from the sales were used to fund loan growth.
The Company’s consolidated liquidity position remains ample to meet short-term and long-term future contingencies. At June 30, 2009, the Company had overnight investments of $78.9 million, available lines of credit at the Federal Home Loan bank of approximately $30.0 million, and two federal funds borrowing line with correspondent banks of $25.0 million.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™.
The Company is a federally insured California banking corporation and opened on October 22, 1982.
BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
Hill, Thompson, Magid & Co. Inc /
R.J. Dragani
15 Exchange Place, Suite 800
Jersey City, New Jersey 07030 (201) 369-2908
Keefe, Bruyette & Woods, Inc. /
Dave Bonaccorso
101 California Street, 37th Floor
San Francisco, CA 94105 (415) 591-5063

Sandler & O’Neil /Bryan Sullivan
919 Third Avenue, 6th Floor
New York, NY 10022 (888) 383-3112
Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, CA (800) 926-5040
This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:
•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.
For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and under the heading:
“Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

BANK OF COMMERCE HOLDINGS & SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

Dollars in thousands	June 30, 2009	Dec. 31, 2008	June 30, 2008
ASSETS

Cash and due from banks, non interest bearing	$36,352	$10,216	$16,660
Interest bearing due from banks	27,512	23,500	0
Federal funds sold and securities purchased under agreements to resell	15,140	51,475	11,585

Cash and cash equivalents	79,004	85,191	28,245

Securities available-for-sale at fair value (including pledged collateral of $60,678 at June 30, 2009, $68,735 at December 31, 2008 and $68,165 at June 30, 2008)	75,480	131,687	66,728

Securities held-to-maturity, at cost (estimated fair value of $0 at June 30, 2009, $0 at December 31, 2008 and $10,285 at June 30, 2008)	—	—	10,385
Portfolio Loans, net of the allowance for loan losses of $8,496 at June 30, 2009, $8,429 at December 31, 2008 and $5,017 at June 30, 2008 (includes estimated fair value of ITIN loans of $80,671 at June 30, 2009, $0 at December 31, 2008 and $0 at June 30, 2008)	587,637	518,946	507,651
Mortgages held for sale, at fair value, net of deferred income	20,225	—	—
Bank premises and equipment, net	10,586	10,672	11,068
Goodwill	2,927	—	—
OREO	3,229	2,934	—
Other assets	28,031	24,784	22,531

TOTAL ASSETS	$807,119	$774,214	$646,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Demand — noninterest bearing	69,957	$79,988	$68,625
Demand — interest bearing	142,210	143,871	128,994
Savings accounts	59,432	67,136	52,453
Certificates of deposit	295,508	264,287	218,303

Total deposits	567,107	555,282	468,375

Securities sold under agreements to repurchase	10,843	13,853	14,343
Federal Home Loan Bank and Federal Reserve Bank borrowings	120,000	120,000	95,000
Mortgage banking liability	20,812	—	—
Other liabilities	6,021	7,036	7,396
Junior subordinated debt payable to unconsolidated subsidiary grantor trust	15,465	15,465	15,465

Total Liabilities	740,248	711,636	600,579
Commitments and contingencies
Stockholders’ Equity:

Preferred stock (liquidation preference of $1,000 per share; issued 2008) 2,000,000 authorized; 17,000 shares issued and outstanding in 2009, and December 31, 2008, none outstanding at June 30, 2008	16,596	16,551	—
Common stock , no par value, 50,000,000 shares authorized; 8,711,495 shares issued and outstanding at June 30, 2009, December 31, 2008 and at June 30, 2008	9,688	9,650	9,590
Common Stock Warrant	449	449	—
Retained earnings	37,945	36,009	37,344
Accumulated other comprehensive income (loss), net of tax	30	(81)	(905)

Total Equity — Bank of Commerce Holdings	64,708	62,578	46,029
Non controlling interest in subsidiary	2,163	—	—
Total stockholders’ equity	66,871	62,578	46,029

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$807,119	$774,214	$646,608

BANK OF COMMERCE HOLDINGS & SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

Amounts in thousands, except for per share data	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Interest income:
Interest and fees on loans	$9,272	$8,171	$17,321	$17,302
Interest on tax-exempt securities	279	302	575	576
Interest on U.S. government securities	954	533	2,146	1,014
Interest on federal funds sold and securities purchased under agreements to resell	5	90	30	148
Interest on other securities	131	23	248	45

Total interest income	10,641	9,119	20,320	19,085

Interest expense:
Interest on demand deposits	239	498	546	1,248
Interest on savings deposits	238	360	519	650
Interest on certificates of deposit	1,900	2,238	3,781	4,614
Securities sold under agreements to repurchase	11	35	25	119
Interest on FHLB and other borrowings	539	781	1,120	1,512
Interest on junior subordinated debt payable to unconsolidated subsidiary grantor trust	216	161	431	476

Total interest expense	3,143	4,073	6,422	8,619

Net interest income	7,498	5,046	13,898	10,466
Provision for loan and lease losses	3,056	1,000	4,481	1,600

Net interest income after provision for loan losses	4,442	4,046	9,417	8,866

Noninterest income:
Service charges on deposit accounts	96	50	188	112
Payroll and benefit processing fees	104	99	238	228
Earnings on cash surrender value - Bank owned life insurance	117	85	203	168
Net gain on sale of securities available-for-sale	1,074	194	1,478	436
Net gain on sale of loans	340	—	340	—
Net loss on sale of derivative swap transaction	—	—	—	(225)
Merchant credit card service income, net	75	97	149	180
Mortgage brokerage fee income	1,302	5	1,302	15
Other income	87	187	162	368

Total noninterest income	3,195	717	4,060	1,282

Noninterest expense:
Salaries and related benefits	2,644	1,892	4,771	3,841
Occupancy and equipment expense	730	640	1,302	1,284
FDIC insurance premium	301	113	574	171
Data processing fees	68	65	179	143
Professional service fees	295	133	454	251
Payroll and benefit fees	27	27	61	60
Deferred compensation expense	123	113	242	224
Stationery and supplies	26	80	79	142
Postage	76	38	157	72
Directors’ expense	120	94	157	142
Other expenses	483	418	877	847

Total noninterest expense	4,893	3,613	8,853	7,177

Income before provision for income taxes	2,744	1,150	4,624	2,971
Provision for income taxes	1,027	244	1,637	835

Net Income	1,717	906	2,987	2,136
Less: Net income attributable to non-controlling interest	101	—	101	—
Net Income attributable to Bank of Commerce Holdings	$1,616	$906	$2,886	$2,136

Less: preferred dividend and accretion on preferred stock	235	—	472	—
Income available to common shareholders	$1,381	$906	$2,414	$2,136
Basic earnings per share	$0.16	$0.10	$0.28	$0.25
Weighted average shares — basic	8,711	8,748	8,711	8,714
Diluted earnings per share	$0.16	$0.10	$0.28	$0.24
Weighted average shares — diluted	8,712	8,751	8,712	8,732
Cash Dividends declared	$0.00	$0.08	$0.06	$0.16